Exhibit 10.12

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (Agreement) is effective on April 1, 2020, by and between Michelle Bonfilio (hereinafter “Employee”) and Petco Animal Supplies Stores., Inc. (hereinafter “Company”). In consideration of the mutual promises made herein, the Company and Employee agree as follows.

1.        Purpose of Retention Bonus. Employee is being offered a Retention Bonus in order to encourage Employee to remain employed with the Company through February 1, 2022. The “Retention Period” shall begin on April 1, 2020 and shall end on February 1, 2022. This Agreement shall not modify the duration of the Employee’s employment with the Company, and the Employee remains an employee-at-will during the entire time of employment with the Company.

2.        Retention Bonus Amount. The Company shall pay to Employee a total amount of $500,000.00, less applicable state and federal taxes and withholdings, as a Retention Bonus if Employee remains employed during the entire Retention Period and complies with all other conditions stated in this Agreement and otherwise meets all conditions precedent to earn the Retention Bonus. The Retention Bonus shall be subject to standard withholdings.

3.        Conditions Required To Earn Retention Bonus Payment. In addition to remaining employed during the Retention Period, Employee also must comply with the following conditions to receive a Retention Bonus Payment:

(a) Resignation and Termination for Cause. Employee shall not resign Employee’s employment prior to the end of the Retention Period, nor shall Employee commit any action that results in a performance problem or violation of Company policy, which leads to termination for cause. The term “cause” is defined for purposes of this Agreement to include any act of dishonesty or disloyalty, fraud, conviction of a felony or conviction of a misdemeanor involving moral turpitude, and/or willful misconduct in the performance of Employee’s job duties. If either of these events occurs prior to the end of the Retention Period, Employee shall not earn the full Retention Bonus and may be obligated to repay a portion of the Retention Bonus already paid in compliance with Section 5 below;

(b) Compliance with Applicable Laws. Employee shall at all times comply with laws (whether domestic or foreign) applicable to Employee’s actions on behalf of the Company; and

4.        Payment of Retention Bonus: If Employee is employed through the Retention Period, the Retention Bonus will be paid out in accordance with the following payment schedule:

(a)	First Payment Installment: Company shall pay Employee $100,000.00, less applicable state and federal taxes and withholdings, on the first pay period following March 31, 2021;

(b)

Second Payment Installment: Company shall pay Employee $400,00.00, less applicable state and federal taxes and withholdings, on the first pay period following February 1, 2022 (collectively, “Installment Payments”).

5.        Forfeiture/Repayment of Retention Bonus. Employee agrees that in the event Employee does not earn the Retention Bonus, in full or in part, because Employee did not fulfill the obligations set forth above in Section 3, then Employee agrees to either forfeit future Installment Payments and/or repay previous Installment Payments already made as follows:

(a)

Resignation: If the Retention Bonus is not earned because Employee resigns employment prior to the end of the Retention Period, Employee agrees to forfeit any future unpaid Installment Payments as set forth in Section 4 above. Employee shall retain and not be required to repay any previous Installment Payments that were already made.

(b)

Termination for Cause: If the Retention Bonus is not earned because Employee is terminated for cause, Employee agrees to repay any previous Installment Payments already made within 10 business days of being notified of such termination. The Company agrees to provide Employee with notice of this fact and request that repayment of all previous Installment Payments be made within 10 business days. Employee further understands that if he fails to repay the previous Installment Payment already made within the 10 business days, that Employee will be in breach of this Agreement and that the Company can take legal action to recover the any previous Installment Payments made but unearned.

(c)

Death, Disability, or Termination Without Cause: If the Retention Bonus is not earned because Employee dies, becomes disabled and unable to work, or is terminated without cause, Employee shall be entitled to the full Retention Bonus. Employee shall retain and not be required to repay any previous Installment Payments already made, as well as, be entitled to payment of any future Installment Payments payable in compliance with Section 4 above.

6.        Miscellaneous.

(a) This Agreement constitutes the entire agreement of the parties with regard to the Retention Bonus. Any modification of this Agreement will be effective only if it is in writing and signed by both the Company and Employee;

(b) The provisions of this Agreement shall not supersede or modify the provisions of any employment agreement, confidentiality agreement, or relationship between Employee and the Company. This Agreement does not supersede, replace or limit the rights and obligations of the Company and Employee with respect to such matters imposed by law or other agreements;

(c) The headings in this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement; and

(d) Should any provision of this Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

7.        Governing Law. This Agreement shall be governed in all respects by the laws of the State of California.

IT IS SO AGREED.

DATED:	10/1/2020	/s/ Michelle Bonfilio
Michelle Bonfilio

DATED:	11/11/2020	Petco Animal Supplies Stores, Inc.

By: /s/ Ron Coughlin
Title: Chief Executive Officer

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